Propell Issues 10Q, Confirms Earlier Revenue Estimate for Q3 2011; Closes Acquisition
 Third Quarter Revenues Up Over 400 Percent from Q3 2010; Branding Spot Deal Completed

SAN ANSELMO, Calif., November 15, 2011 (PR Newswire) – Propell Corporation (OTCBB:PROP), founder of the PropellShops® (www.propellshops.com) “instant ecommerce” system for schools, musicians and the military,  today filed its 10Q with the Securities and Exchange Commission, with final revenues for its third quarter, exceeding revenues from the same quarter in 2010 by more than 400 percent, consistent with previous estimates. Revenues for the quarter were more than double those of the second quarter of 2011, as had also been estimated.

In other news, the Company also completed the asset purchase announced last week of The Branding Spot, a promotional products company originally based in Scottsdale, AZ. Its founder, Brett Kaufman, now serves as Senior Director of Marketing for Propell.
In remarks last month, Propell CEO Ed Bernstein attributed the revenue increase to the success of the Company’s PropellShops service in the K-12, college, nonprofit and military markets.

There are more than 140,000 public and private K-12 schools in North America.  Propell works with schools directly, as well as through a partnership with eChalk, which provides technology solutions to thousands of schools nationwide.  In addition, Propell is a School Solutions Partner for the American Association of School Administrators (www.aasa.org), the professional organization for more than 13,000 educational leaders in the United States and throughout the world.  Propell is also a member of the California Association of College Stores (www.cacsonline.org), the National Association of College Stores (www.nacs.org), and the Independent College Bookstore Association (www.icbainc.com).

ABOUT PROPELL CORPORATION

Propell Corporation's PropellShops® service is a web-based ecommerce solution in which any partner  – whether military organization, K-12 school, university, nonprofit, team or business – can offer a web store offering customized apparel and gifts featuring their brand, logo or other artwork.  Propell also partners with content owners, licensing content for shops that Propell manages on the licensor’s behalf.  Propell does the rest – hosting the shop, making the products, shipping them to customers, and paying the partner a share of every sale.

In addition to providing online shops and on-demand merchandise for a variety of businesses, nonprofits and other organization, Propell serves the U.S. Military through its recently announced Made To Order Navy™ program in partnership with the Navy Exchange Service Command (NEXCOM) at www.mynavyexchange.com, the Army Air Force Exchange Service at http://shop.aafes.com and http://shopmyexchange.com, as well as numerous K-12 schools and universities nationwide, including University of Rochester, Cal State and Biola University, as well as licensing relationships with the Licensing Resource Group and Affinity Marketing for additional schools, conferences, and sororities and fraternities.  Propell is also a partner of the Independent College Bookstore Association (www.icbainc.com), the California Association of College Stores (www.cacsonline.org), and the National Association of College Stores (www.nacs.org); and is a School Solutions Partner for the American Association of School Administrators (www.aasa.org).

For more information please visit www.propellshops.com, or contact Brett Kaufman, Senior Director of Marketing, at pr@propellshops.com or by calling 415-480-6860 extension 114.

SOURCE Propell Corporation

PROPELL CORPORATION	propellshops.com